Exhibit 4.03

8053-001
Reference

Shire Limited ORDINARY SHARES OF 5p EACH

4th PROOF 121628 SS

THE ATTACHED CERTIFICATE IS VALUABLE.
PLEASE KEEP IT IN A SAFE PLACE.

ORDINARY SHARES

CERTIFICATE No.	ACCOUNT No.	TRANSFER No.	DATE	ORDINARY SHARES

OF 5p EACH

Shire Limited
(incorporated and registered in Jersey under the Jersey Companies Law with registration number 99854)

This is to certify that the undermentioned is/are the Registered Holder(s) of Ordinary Shares of five pence each, fully paid, in Shire Limited, subject to the Memorandum and Articles of Association of the Company.

NAME(S) OF HOLDER(S)

Given under the signatures of the Company

Company Secretary

Chief Financial Officer

NUMBER OF ORDINARY SHARES

This certificate should be kept in a safe place. It will be needed when you sell or transfer the shares.

The Registrar's address is: Equiniti (Jersey) Limited, P.O. Box 63, 11-12 Esplanade, St Helier, Jersey JE4 8PH, Channel Islands.

There is now a range of shareholder information on line. You can check your holding and find practical help on transferring shares or updating your details at www.shareview.co.uk

Change of Address/Amended Details

If your address is not shown correctly on the attached certificate, or if you change your address, please let us know by filling in the form below to show the correct details, sign it and return it to our Registrars at: Equiniti (Jersey) Limited, P.O. Box 63, 11-12  Esplanade, St Helier, Jersey JE4 8PH, Channel Islands. Please do not return the share certificate. In the case of a joint shareholding only the first named joint holder need sign.

Please use BLOCK CAPITALS

Full Name(s)

Old Address

Postcode

New Address

Postcode

Signature(s)

Date